Exhibit 99.1

COMPANY CONTACTS:
Diane Morefield
EVP & Chief Financial Officer
Strategic Hotels & Resorts, Inc.
(312) 658-5740

Jonathan Stanner
VP, Capital Markets & Treasurer
Strategic Hotels & Resorts, Inc.
(312) 658-5746

FOR IMMEDIATE RELEASE
TUESDAY, APRIL 1, 2014

STRATEGIC HOTELS & RESORTS, INC. ANNOUNCES THE SALE OF THE MARRIOTT LONDON GROSVENOR SQUARE HOTEL AND ACQUISITION OF THE REMAINING 50 PERCENT OWNERSHIP INTEREST IN THE FAIRMONT SCOTTSDALE PRINCESS

The transactions effectively complete the Company’s exit from Europe and enhance its industry leading United States hotel portfolio

CHICAGO - April 1, 2014 - Strategic Hotels & Resorts, Inc. (NYSE: BEE), today announced two significant transactions: The closing of the sale of the Marriott London Grosvenor Square hotel and the acquisition of the remaining 50 percent ownership interest in the Fairmont Scottsdale Princess. Combined with the previously completed sale of the Four Seasons Punta Mita resort, the Company successfully executed over $715 million in transactions in the first quarter of 2014.
The Company closed on the sale of the 237-room Marriott London Grosvenor Square hotel for £125.15 million ($207.7 million), or approximately £528,000 per key ($877,000). Net proceeds from the transaction total approximately £58.1 million ($96.5 million), after the repayment of property-level net debt of £67.0 million ($111.3 million). The hotel was sold to an affiliate of Hong Kong based private equity firm Joint Treasure and remains subject to a ground lease with 43 years remaining on the term. The Company was advised by JLL on the sale of the hotel.
“By closing on the sale of the the Marriott London Grosvenor Square, we are finalizing our exit of the European market, as previously committed,” said Raymond L. “ Rip” Gellein, Chairman and Chief Executive Officer of Strategic Hotels & Resorts, Inc. “In addition, this sale will eliminate approximately $1.0 million of annual frictional costs associated with the asset and allow us to redeploy capital into one of the highest growth assets in our portfolio,” Gellein continued.
The Company also closed on the acquisition of the remaining 50 percent ownership interest in the 649-room Fairmont Scottsdale Princess resort for approximately $90.6 million. Prior to the transaction, the Company owned a 50 percent ownership position in the asset through a joint venture with an affiliate of Walton Street Capital, L.L.C. (“Walton Street”). The transaction values the asset at a gross value of $307.5 million and includes the assumption of the existing $117.0 million mortgage financing. As part of the transaction, the Company earned a promoted interest that was negotiated during the 2011 restructuring of the asset totaling $19.3 million, resulting in a net purchase price of approximately $288 million.
“The Fairmont Scottsdale Princess is one of our highest growth assets as the resort continues to benefit from the addition of 60,000 square feet of new meeting space as well as improving market trends in the greater Phoenix/Scottsdale market. In fact, since the introduction of new meeting spaces and other amenities, group RevPAR penetration at the resort has increased nearly 17 points,” said Gellein. “We are pleased to essentially match-fund this acquisition with the proceeds from the sale of the Marriott London Grosvenor Square, allowing us to execute this acquisition without requiring us to raise external capital. On a full-year basis, the two transactions are essentially neutral to our earnings per share and marginally deleverage the balance sheet. Our nearly three year partnership with Walton Street, who assisted us in recapitalizing the resort in 2011, has been both a rewarding and profitable experience, and we appreciate their support and partnership,” Gellein concluded.
The net purchase represents a $444,000 per key valuation, a 12.7 times multiple on forecasted 2014 EBITDA and a 6.5 percent capitalization rate on forecasted 2014 NOI. In 2013, RevPAR grew 15 percent at the property resulting in 48 percent EBITDA growth.
Guidance
As a result of the two transactions, the Company is adjusting its full-year 2014 Comparable EBITDA and Comparable FFO per diluted share guidance ranges as detailed below:

Guidance Metrics	Previous Range	Revised Range
Comparable EBITDA	$220M - $240M	$210M - $230M
Comparable FFO per diluted share	$0.53 - $0.63	$0.50 - $0.60
The lowering of the FFO per diluted share guidance range is primarily driven by the timing of the closing of the transactions and the seasonality of the two hotels. On a pro forma, full-year basis, the two transactions would be neutral to FFO per diluted share and marginally lower the Company’s leverage metrics. The Company is reaffirming its other previously provided guidance metrics for 2014 including RevPAR growth in the range of 5.0 percent to 7.0 percent and Total RevPAR in the range of 4.5 percent to 6.5 percent for its Same Store and Total United States hotel portfolios.
About the Fairmont Scottsdale Princess

The Fairmont Scottsdale Princess is a 649-room, 65-acre resort property located in the northern region of Scottsdale. The hotel’s design is authentically western with Spanish-style architecture throughout the property.

Few, if any, resort destinations in Scottsdale offer the level of service, multitude of amenities, and expansive grounds of the Fairmont Scottsdale Princess.

The resort includes 649 rooms and suites consisting of 72 villas / Fairmont Gold rooms and 119 casitas, 106,000 square feet of indoor meeting space including the newly completed 20,000 square foot Palomino Ballroom, 50,000 square feet of outdoor meeting space, a 44,000 square foot Well & Being wellness spa, five restaurants including Bourbon Steak and La Hacienda, and the exclusive long-term booking rights to two 18-hole Championship Golf Courses (one of which is a TPC course and home to the annual PGA Tour Waste Management Open, formerly the Phoenix Open). Of the resort’s 65 acres of controlled land, 27 are fee simple and 38 are under a favorable long-term lease agreement through 2110 with the City of Scottsdale.
About the Company
Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States and Europe. The Company currently has ownership interests in 16 properties with an aggregate of 7,862 rooms and 835,000 square feet of multi-purpose meeting and banqueting space. For a list of current properties and for further information, please visit the Company's website at www.strategichotels.com.
About Walton Street
Walton Street Capital, L.L.C. is a premier private equity real estate firm based in Chicago, Illinois that focuses on value-added and opportunistic real estate related investments. Since its founding in 1994, affiliates of Walton Street Capital have received total equity commitments of over $8.0 billion from public and corporate pension plans, foreign institutions, insurance companies and banks, endowments and foundations, trusts, and high net worth individuals.  The firm employs over 100 professionals through its offices in Chicago, IL (USA), Mexico City, Mexico and Mumbai, India.

This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. These forward-looking statements include statements regarding the Company’s future financial results, stabilization in the lodging space, positive trends in the lodging industry and the Company’s continued focus on improving profitability. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: the effects of the recent global economic recession upon business and leisure travel and the hotel markets in which the Company invests; the Company’s liquidity and refinancing demands; the Company’s ability to obtain, refinance or extend maturing debt; the Company’s ability to maintain compliance with covenants contained in its debt facilities; stagnation or further deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company’s hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company’s shares of common stock; availability of capital; the Company’s ability to dispose of properties in a manner consistent with its investment strategy and liquidity needs; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Mexico, Germany or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; contagious disease outbreaks, such as the H1N1 virus outbreak; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company’s failure to maintain its status as a REIT; changes in the competitive environment in the Company’s industry and the markets where the Company invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITs; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Net Income Attributable to Common Shareholders	$147.6	$167.6
Depreciation and Amortization	115.5	115.5
Interest Expense	82.3	82.3
Income Taxes	1.9	1.9
Non-controlling Interests	0.8	0.8
Adjustments from Consolidated Affiliates	(15.5)	(15.5)
Adjustments from Unconsolidated Affiliates	17.7	17.7
Preferred Shareholder Dividends	17.6	17.6
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Gain on Sale of Asset	(157.9)	(157.9)
Other Adjustments	0.2	0.2
Comparable EBITDA	$210.0	$230.0

	Low Range	High Range
Net Income Attributable to Common Shareholders	$147.6	$167.6
Depreciation and Amortization	114.7	114.7
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Gain on Sale of Asset	(157.9)	(157.9)
Non-controlling Interests	0.7	0.7
Adjustments from Consolidated Affiliates	(8.0)	(8.0)
Adjustments from Unconsolidated Affiliates	9.4	9.4
Other Adjustments	0.2	0.2
Comparable FFO	106.5	126.5
Comparable FFO per Diluted Share	$0.50	$0.60